SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                       Commission File Number 0-23774

                        Ascend Communications, Inc.
           (Exact name of registrant as specified in its charter)

 One Ascend Plaza, 1701 Harbor Bay Parkway, Alameda, California 94502-3002
                               (510) 769-6001
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       Common Stock, par value $.001
          (Title of each class of securities covered by this Form)

           (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

 Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)  [x ]           Rule 12h-3(b)(1)(i)  [x ]
        Rule 12g-4(a)(1)(ii) [  ]           Rule 12h-3(b)(1)(ii) [  ]
        Rule 12g-4(a)(2)(i)  [  ]           Rule 12h-3(b)(2)(i)  [  ]
        Rule 12g-4(a)(2)(ii) [  ]           Rule 12h-3(b)(2)(ii) [  ]
                                            Rule 15d-6           [  ]

 Approximate number of holders of record as of the certification or notice date: 1

     Pursuant to the requirements of the Securities and Exchange Act of 1934 Ascend Communications, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:     June 24, 1999             By:  /s/  Michael F.G. Ashby
       --------------------              ----------------------------
                                         Name:  Michael F.G. Ashby
                                         Title: Executive Vice President,
                                                Chief Financial Officer and
                                                Secretary